Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS 2007 FIRST QUARTER RESULTS
Powerlink System Sales Increased by 134%;
Ninth Quarter of Domestic Sales Growth
IRVINE, Calif. (April 26, 2007) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months ended March 31, 2007.
“We are reporting another quarter of solid revenue growth as Powerlink System sales increased 134% year-over-year and 37% sequentially. We are also announcing our ninth consecutive quarter of domestic sales growth, and are encouraged by the increasing usage of the Powerlink System by U.S. physicians,” said Endologix President and Chief Executive Officer Paul McCormick.
“Additionally, we are making progress with product enhancements that simplify the procedure even for patients with complex anatomies,” he added. “To this end, we are exceptionally pleased to report the initial successful implantations of the Powerlink endoluminal stent graft incorporating our new Visiflex SurePass Delivery System™. This next-generation system provides physicians with additional confidence, particularly when treating patients with complex iliac anatomies.”
First Quarter Financial Results
Total product revenue in the first quarter of 2007 was $6.3 million, a 134% increase from $2.7 million in the first quarter of 2006 and a 37% increase from $4.6 million in the fourth quarter of 2006. Domestic product revenue increased by 142% to $5.1 million, compared with $2.1 million in the 2006 first quarter, and by 25% sequentially from $4.1 million in the 2006 fourth quarter. International product revenue of $1.1 million for the first quarter of 2007 more than doubled from both $559,000 during the comparable quarter last year and $456,000 in the fourth quarter of 2006. Part of this latter increase was driven by stocking orders from our new distributor for most of Europe, LeMaitre Vascular, Inc.
Gross profit of $3.7 million was 59% of revenue in the first quarter of 2007. This compares with $1.6 million and 59%, respectively, in the first quarter of 2006. The cost impact from the higher purchase price of a key raw material component was offset by the stronger mix of direct U.S. commercial sales which generate higher average selling prices, compared with international sales made to distributors.
11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

Total operating expenses were $8.4 million in the first quarter of 2007, versus $5.9 million in the first quarter of 2006. The increase reflects the almost doubling of the domestic sales force which fueled the 142% increase in domestic sales between those periods. Consequently, marketing and sales expenses increased to $5.2 million in the first quarter of 2007 from $2.6 million in the comparable quarter last year. Research, development and clinical expenses for the first three months of 2007 were $1.6 million versus $1.7 million last year, and general and administrative expenses were $1.6 unchanged from $1.6 million last year. Operating expenses in the first quarter of 2007 included $460,000 of stock based compensation, compared with $348,000 in the first quarter of 2006.
Endologix reported a net loss for the first quarter of 2007 of $4.4 million, or $0.10 per share, compared with net a loss of $4.1 million, or $0.11 per share, for the first quarter of 2006. The net loss for the first quarter of 2007 included $513,000, or $0.01 per share, for stock based compensation expense. This compares to $348,000, or $0.01 per share for stock based compensation expense, in the first quarter of 2006.
Total cash and marketable securities at March 31, 2007 were $15.3 million, compared with total cash and marketable securities as of December 31, 2006 of $20.2 million.
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific Time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 5519157. The conference call will be broadcast live over the internet at www.endologix.com and will be available for 14 days
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue:
Domestic Product Revenue	$5,117	$2,116
Non – U.S. Product Revenue	1,133	559

Total Product Revenue:	6,250	2,675

License revenue	58	58

Total revenue	6,308	2,733
Cost of product revenue	2,579	1,119

Gross profit	$3,729	$1,614

Gross profit as a % of total revenue	59%	59%
Operating expenses:
Research, development and clinical	$1,604	$1,687
Marketing and sales	5,192	2,598
General and administrative	1,621	1,601

Total operating expenses	8,417	5,886

Loss from operations	$(4,688)	$(4,272)

Other income:
Interest income	248	160
Total other	248	160

Net loss	($4,440)	($4,112)

Basic and diluted net loss per share	($0.10)	($0.11)

Shares used in computing basic and diluted net loss per share	42,704	36,476

11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$10,449	$6,271
Restricted cash equivalents	500	500
Marketable securities available-for-sale	4,369	12,217
Accounts receivable, net	3,834	2,763
Other receivables	110	198
Inventories	9,484	9,356
Other current assets	404	637

Total current assets	29,150	31,942
Property and equipment, net	4,402	4,516
Marketable securities available-for-sale	—	1,200
Goodwill	4,631	4,631
Intangibles, net	9,967	10,319
Other assets	78	78

Total Assets	$48,228	$52,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,259	$5,009

Current liabilities	4,259	5,009
Long-term liabilities	1,156	1,172

Total liabilities	5,415	6,181

Stockholders’ equity:
Common stock, $.001 par value; 60,000,000 shares authorized, and 43,217,000 and 43,144,000 shares issued, and 42,722,000 and 42,649,000 outstanding	43	43
Additional paid-in capital	164,444	163,698
Accumulated deficit	(121,103)	(116,663)

Treasury stock at cost, 495,000	(661)	(661)
Accumulated other comprehensive income	90	88

Total stockholders’ equity	42,813	46,505

Total Liabilities and Stockholders’ Equity	$48,228	$52,686

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11 Studebaker ● Irvine, CA 92618
949.595-7200 ● Fax: 949.457-9561
www.endologix.com